SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-12

PEOPLES ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders
and Proxy Statement

February 25, 2005 at 11:00 a.m.
Harris Trust and Savings Bank
Eighth Floor – Auditorium
115 S. LaSalle Street
Chicago, Illinois

PEOPLES ENERGY CORPORATION • 130 East Randolph Drive  • Chicago, Illinois 60601

THOMAS M. PATRICK

Chairman of the Board

January 7, 2005

Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of Peoples Energy Corporation, to be held on Friday, February 25, 2005. The meeting will begin at 11:00 a.m. in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 South LaSalle Street, Chicago, Illinois.

      It is important that your shares be represented at this meeting. Therefore, whether or not you plan to attend, please sign the enclosed proxy and return it promptly in the envelope provided. If you attend the meeting, you may, at your discretion, withdraw your proxy and vote in person.

      If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door.

      Let me again urge you to return your proxy at your earliest convenience.

Sincerely,

Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

February 25, 2005

       The regular Annual Meeting of Shareholders of PEOPLES ENERGY CORPORATION will be held in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois, at 11:00 a.m. on Friday, February 25, 2005, for the following purposes:

      1. To elect directors of Peoples Energy Corporation.

      2. To consider a shareholder proposal.

      3. To act upon such other matters as may properly come before the meeting.

      All shareholders, whether or not they expect to be present at the meeting, are requested to sign, date, and mail the accompanying proxy in the envelope enclosed with this Notice. Shareholders who are present at the meeting may withdraw their proxies and vote in person.

      If you plan to attend the meeting, please save the admission ticket that is attached to your proxy and present it at the door. Attendance at the meeting will be limited to shareholders of record as of the record date and their guests or their authorized representatives, not to exceed two per shareholder, and to guests of the Company.

      Shareholders of record as of December 31, 2004, will be entitled to vote at the meeting and at any adjournment thereof.

PETER KAUFFMAN
Secretary

Chicago, Illinois

January 7, 2005

OUTSTANDING VOTING SECURITIES
VOTING RIGHTS
ITEM 1. ELECTION OF DIRECTORS
MEETINGS AND FEES OF THE BOARD OF DIRECTORS
DIRECTOR INDEPENDENCE
COMMITTEES OF THE BOARD OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS
SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EXECUTIVE COMPENSATION
ITEM 2. SHAREHOLDER PROPOSAL
OTHER MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
APPENDIX A: CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE
APPENDIX B: GUIDELINES FOR MEMBERSHIP ON THE BOARD OF DIRECTORS
APPENDIX C: AUDIT COMMITTEE PRE-APPROVAL POLICY

PEOPLES ENERGY CORPORATION • 130 East Randolph Drive • Chicago, Illinois 60601

January 7, 2005

PROXY STATEMENT

      This Proxy Statement is being mailed to shareholders on or about January 7, 2005, in connection with the solicitation of proxies on behalf of the Board of Directors of Peoples Energy Corporation (the “Company”), to be voted at the Annual Meeting of Shareholders of the Company. The meeting will be held at 11:00 a.m. on Friday, February 25, 2005, in the auditorium on the eighth floor of Harris Trust and Savings Bank, located at 115 S. LaSalle Street, Chicago, Illinois. The shares represented by the proxies received are to be voted in accordance with the specifications contained in the proxy. Proxies are revocable at any time prior to use.

      The Company has borne the cost of preparing, assembling, and mailing this proxy soliciting material. In addition to solicitation by mail, there may be incidental personal solicitations made by directors, officers, and regular employees of the Company. The cost of solicitation, including payments to brokers, nominees, or fiduciaries who mail such material to their clients, will be borne by the Company.

      The Company has retained Georgeson Shareholder Communications, Inc., 17 State Street, 10th Floor, New York, New York 10004, to assist with the solicitation of proxies from certain shareholders, for which services Georgeson Shareholder Communications will receive a fee that is expected to be about $7,000, plus reimbursement for certain expenses.

Outstanding Voting Securities

      Only holders of common shares of record as of December 31, 2004, are entitled to vote at the meeting or any adjournment thereof. As of December 31, 2004, there were outstanding 37,867,547 shares of common stock of the Company. A simple majority of the outstanding shares of common stock is required to be present in person or by proxy at the meeting for there to be a quorum for the purpose of proceeding with the annual meeting. Broker non-votes (shares of record held by a broker for which a proxy is not given) will be treated as present to determine whether or not there is a quorum at the annual meeting, but will not affect the outcome of the vote.

      The Annual Report of the Company for the fiscal year ended September 30, 2004, including financial statements, is being mailed on or about January 7, 2005 with this Proxy Statement to all shareholders of record as of December 31, 2004.

Voting Rights

      Other than in the election of directors, each shareholder shall be entitled to one vote for each share of common stock owned. In the election of directors, shareholders have cumulative voting rights. Cumulative voting rights entitle each shareholder to the number of votes equal to the number of shares of common stock the shareholder owns multiplied by the number of directors to be elected — in this case twelve. All votes can be cast for one nominee or divided among more than one. A vote marked “withheld” from a nominee(s) on the proxy card will not be treated as an indication of an intention to vote cumulatively. To vote cumulatively, the shareholder should line through the names of the nominees from whom votes are withheld and write “cumulate” or “vote all shares for other nominees” on the proxy card. In a case where a proxy is signed but not marked, the proxy will not be voted cumulatively; shares will be voted for all nominees. If you wish to vote cumulatively, you must vote by proxy card rather than by telephone or through the internet. To vote by telephone or through the internet, see the instructions attached to your proxy card.

ITEM 1.	ELECTION OF DIRECTORS

      All directors are to hold office for a term of one year or until their respective successors shall be duly elected.

Information Concerning Nominees for Election as Directors

Keith E. Bailey, 62. Former Chairman and Chief Executive Officer of The Williams Companies, Inc. (1994-2002). Mr. Bailey also served as President of The Williams Companies, Inc. (1992-2001). Mr. Bailey is also a director of Apco Argentina Inc. and Associated Electric and Gas Insurance Services Limited.
James R. Boris, 60. Director since 1999. Retired Chairman and Chief Executive Officer of EVEREN Securities, Inc. and its predecessor, Kemper Securities, Inc. (1990-1999). Mr. Boris is also a director of Smurfit-Stone Container Corporation, The Chicago Board Options Exchange, and Loyola University Health Systems, Inc.
William J. Brodsky, 60. Director since 1997. Chairman and Chief Executive Officer (1997) of The Chicago Board Options Exchange. Prior to that, Mr. Brodsky was President and CEO of The Chicago Mercantile Exchange (1985-1997). Mr. Brodsky also serves on the International Advisory Committee of the Federal Reserve Bank of New York, the Board of Directors of Sustainable Forestry Management Limited, a private company, the Board of Directors of the Futures Industry Association, and the Board of Directors of the World Federation of Exchanges.
Pastora San Juan Cafferty, 64. Director since 1988. Professor, since 1985, at the University of Chicago, Chicago, Illinois, where she has been on the faculty since 1971. Mrs. Cafferty is also a director of Harris Financial Corp., a private company, Kimberly-Clark Corporation, and Waste Management, Inc.
Diana S. Ferguson, 41. Senior Vice President of Corporate Development and Treasurer of Sara Lee Corporation (2004). Prior to that, Ms. Ferguson was Vice President and Treasurer of Sara Lee Corporation (2001-2004). Prior to her employment at Sara Lee Corporation, Ms. Ferguson served as Vice President and Treasurer of Fort James Corporation. Ms. Ferguson is also a director of Franklin Electric Co., Inc.
John W. Higgins, 58. Director since 2003. Chief Executive Officer (1980) of Higgins Development Partners, LLC, a developer of commercial real estate, which Mr. Higgins founded in 1980. Prior to founding Higgins Development Partners, LLC, Mr. Higgins was responsible for real estate equity and debt structuring at Percy Wilson Mortgage and Finance Corporation and was in the Commercial Real Estate Finance Division at the First National Bank of Chicago.

Dipak C. Jain, 47. Director since 2002. Dean, since 2001, at the Kellogg School of Management, Northwestern University, where he has been on the faculty since 1986. Mr. Jain is also the Sandy & Morton Goldman Professor of Entrepreneurial Studies and a Professor of Marketing at Kellogg and a visiting Professor of Marketing, Sasin Graduate Institute of Business Administration, Chulalongkorn University, Bangkok (since 1989). Mr. Jain is also a director of Northern Trust Corporation, Deere & Company, UAL Corporation and Hartmarx Corporation.
Michael E. Lavin, 58. Director since 2003. Former Midwest Area Managing Partner of KPMG LLP (1993-2002). Mr. Lavin retired from KPMG in January 2003, having been with the firm since 1967. Mr. Lavin is also a member of the Board of Directors of Tellabs, Inc.
Homer J. Livingston, Jr., 69, serves as Lead Director and has been a director since 1989. Mr. Livingston is Chairman of the Board of Evanston Northwestern Healthcare (since 1999). He formerly served as President and Chief Executive Officer of the Chicago Stock Exchange, President and CEO of LaSalle National Bank of Chicago and as the Trustee of the Southern Pacific Railroad.
Thomas M. Patrick, 59. Director since 1998. Chairman of the Board, President and Chief Executive Officer (2002) of the Company. Prior to becoming Chairman of the Board, President and Chief Executive Officer, Mr. Patrick was President and Chief Operating Officer (1998-2002). Mr. Patrick has also held the positions of Executive Vice President (1997-1998) of the Company and its subsidiaries and Vice President (1989-1996) of both the Company’s utility subsidiaries. Mr. Patrick has been an employee of the Company and/or its subsidiaries since 1976. Mr. Patrick is also a Director of Associated Electric and Gas Insurance Services Limited.
Richard P. Toft, 68. Director since 1988. Non-executive Chairman of Alleghany Asset Management, Inc., Chicago, Illinois, an investment management and advisory service subsidiary of Alleghany Corp. (2000-2001). Former Chairman of the Board and Chief Executive Officer of Alleghany Asset Management, Inc. (1995-2000). Mr. Toft was also Chairman of the Board of Chicago Title Corporation and was Chairman and CEO of its predecessor company, Chicago Title & Trust Co. Mr. Toft also served as a director of Alleghany Underwriting Holdings, Ltd. (London, England 2000-2001) and Fidelity National Financial, Inc. (2000-2002). Mr. Toft is a Director of Underwriter Laboratories, Inc. and a Director of Capitol Transamerica Corp.
Arthur R. Velasquez, 66. Director since 1985. Chairman, President and Chief Executive Officer, since 1989, of Azteca Foods, Inc., Chicago, Illinois, a Mexican food products company. Prior to that, Mr. Velasquez was President and Chief Executive Officer of Azteca Corn Products Corporation. Mr. Velasquez is also a director of LaSalle Bank National Association.

VOTE REQUIRED FOR APPROVAL

      There are twelve director positions authorized by the Company’s By-Laws for the one-year term commencing on the date of the annual meeting of shareholders. Nominees who receive a plurality of votes will be elected. Abstentions will have the effect of votes against the nominee. Broker non-votes will not be counted for or against any nominee. Unless otherwise specified, votes represented by the proxies will be cast equally for the election of the above-named nominees to the office of director; however, the votes may be cast cumulatively for less than the entire number of nominees if any situation arises that, in the opinion of the proxy holders, makes such action necessary or desirable. If any of the nominees should be unable to serve or will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

Meetings and Fees of the Board of Directors

      The Board of Directors held ten meetings during fiscal 2004. All incumbent directors attended on average over 98% of the aggregate number of meetings of the Board and of those committees on which such directors served. No director attended less than 83% of the aggregate number of such meetings. The Company does not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings; however, Board members are expected to attend such meetings barring unforeseen circumstances. At the 2004 annual meeting of shareholders, all members of the Board were present.

      During fiscal year 2004, directors who were not employees of the Company received an annual retainer of $35,000 and a meeting fee of $3,000 for each Board meeting attended and for each committee meeting attended as a committee member. In addition, any nonemployee director who served as chairman of a committee of the Board received a $6,000 annual retainer. The Lead Director, whose duties are explained below, received an additional annual retainer of $25,000 and a meeting fee of $3,000 for each committee meeting attended as an ex officio member. Officers of the Company who serve on the Board receive no compensation as directors.

      Nonemployee directors also participate in the Company’s Directors Stock and Option Plan (“DSOP”). The purpose of the DSOP is to provide nonemployee directors with a proprietary interest in the Company and to improve the Company’s ability to attract and retain highly qualified individuals to serve as directors of the Company. Under the DSOP, each nonemployee director of the Company receives, as part of his or her annual retainer an annual award of 1,000 deferred shares of common stock of the Company. Deferred shares are automatically deferred until the earliest of (i) the director’s retirement from the Company’s Board of Directors following attaining the age of 70; (ii) one year after the director ceases to be a director of the Company for any other reason; or (iii) a change of control of the Company, and are not delivered by the Company until such date. Directors may elect to defer receipt of common stock in whole or in part for a period of time after the date on which distribution would otherwise occur by making an election to receive shares of common stock in installments no later than the calendar year prior to the year in which the distribution would otherwise occur. The director is entitled to receive amounts representing dividends from such deferred shares equal to dividends paid with respect to a like number of shares of common stock of the Company. Each director can make an election from time to time as to whether to receive dividends in the form of cash payments or in the form of additional deferred shares. A bookkeeping account is maintained for each nonemployee director. Each grant of deferred shares is automatically deferred and credited to the account of the director. The account of a director who elects to receive dividends in the form of additional deferred shares is credited with a number of deferred shares determined by dividing the amount of the dividend by the mean price of a share of Company common stock on the New York Stock Exchange on the dividend payment date. Deferred shares do not entitle a director to vote on any matter to be considered by the Company’s shareholders prior to the date of distribution of common stock and are generally not transferable other than upon a director’s death. During the fiscal year ended September 30, 2004, participants in the DSOP as a group were credited with 9,594 deferred shares, with an average per-share base price of $41.26.

      The Company offers nonemployee directors an opportunity to defer their compensation, except for options and stock received upon the exercise thereof. Under the Directors Deferred Compensation Plan, a director may elect to defer the receipt of compensation earned as a director until a future date. Cash compensation may be deferred in the form of cash, Company common stock, or a combination of both; stock compensation may be deferred only in the form of Company common stock. An election to defer, or to cease to defer, compensation earned as a director of the Company is effective only with respect to compensation earned in the calendar year following the year in which the election is made, but in no event with respect to compensation earned within six months after the date on which the election is made. A bookkeeping account is maintained for each participant. The account reflects the amount of cash and/or the number of share equivalents to which the participant is entitled under the terms of the plan.

      The account of a participant who elects to defer compensation in the form of cash is credited with the dollar amount of compensation so deferred on each date that the participant is entitled to payment for services as a director. Interest on the cash balance of the account is computed and credited quarterly as of March 31, June 30, September 30, and December 31 of each year at the prime commercial rate as reported in The Wall Street Journal.

      The account of a participant who elects to defer compensation in the form of stock is credited with share equivalents on each date that the participant is entitled to payment for services as a director. The number of share equivalents so credited is determined by dividing the compensation so deferred by the mean price of a share of Company common stock on the New York Stock Exchange on such date. Additional share equivalents are credited to the director’s account on each date that the Company pays a dividend on the common stock. During the fiscal year ended September 30, 2004, plan participants as a group were credited with 10,447 share equivalents for compensation deferred in the form of stock, with an average per-share base price of $41.68. During the same period, no participants were credited with compensation deferred in the form of cash.

Director Independence

      The Board has determined that all nominees for election to the Board at the 2005 Annual Meeting are independent under the listing standards of the New York Stock Exchange, except Mr. Patrick, Chairman, President and CEO of the Company. Accordingly, 11 of the 12 nominees are independent. In making its determination of independence, the Board applied its Categorical Standards For Director Independence (Appendix A to this Proxy Statement).

Committees of the Board of Directors

      The standing committees of the Board of Directors of the Company at the commencement of fiscal 2004 were the Audit, Compensation, Nominating-Governance and Executive Committees. Effective July 1, 2004, the Board of Directors of the Company established a special committee, the Oil and Natural Gas Committee and approved a written charter for the new committee.

      The charters for each of the Audit, Compensation, Nominating-Governance and Oil and Natural Gas Committees, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on the Company’s website at www.peoplesenergy.com. Each of the foregoing documents is available in print to any shareholder, upon request. Requests may be made in writing to the Company’s Secretary.

      The Audit Committee has sole authority for retaining and replacing the Company’s independent auditors. The Audit Committee is charged with assisting the Board in its oversight of (i) the quality and integrity of the Company’s financial statements, accounting, internal controls, and auditing; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the qualifications and independence of the independent auditor responsible for the annual financial audit and other independent public accountants; (iv) the performance of the Company’s internal audit function, the Independent Auditor and other independent public accountants; (v) the Company’s Code of Business Conduct and Ethics; and (vi) such other matters as the Chairman of the Audit Committee deems appropriate. The Audit Committee is also responsible for establishing procedures for (i) the receipt, retention and treatment of complaints, questions and other information received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The members of the Audit Committee are Messrs. Lavin (Chairman), Boris, Brodsky, Higgins, Toft, and Mrs. Cafferty. All of the members of the Audit Committee are independent (as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards). The Board of Directors has determined that all members of the Audit Committee are audit committee financial experts (as that term is defined under Item 401(h) of Regulation S-K). The Audit Committee held eight meetings in fiscal 2004.

      The Compensation Committee’s responsibilities include (i) assisting the Board to discharge its responsibilities relating to the compensation of the executives of the Company and its subsidiaries and the long term incentive compensation of other key employees; (ii) making recommendations to the Board regarding the compensation of non-management directors and (iii) nominating individuals to become elected officers. The members of the Compensation Committee are Messrs. Brodsky (Chairman), Boris, Jain, Lavin, and Toft. All of the members of the Compensation Committee are independent (as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards). The Compensation Committee held four meetings in fiscal 2004.

      The Nominating-Governance Committee has responsibility for (i) developing criteria for selecting directors; (ii) identifying individuals qualified to become members of the Board of Directors and recommending director nominees for the next annual meeting of shareholders; (iii) overseeing the evaluation of the Board and executive management; (iv) developing and recommending to the Board corporate governance guidelines applicable to the Company; and (v) advising the Board and management regarding public policy matters. The Nominating-Governance Committee will consider written recommendations from shareholders of the Company regarding potential nominees for election as directors. To be considered for inclusion in the slate of nominees proposed by the Board at the next Annual Meeting of Shareholders of the Company, such recommendations should be received in writing by the Secretary of the Company no later than September 9, 2005. During fiscal year 2004, there have not been any material changes to the procedures by which shareholders may recommend nominees to the Board. In addition, the Nominating-Governance Committee maintains, with the approval of the Board, formal criteria for selecting directors and also considers other matters, such as the size and composition of the Board. The criteria used for selecting directors are included in the Company’s “Guidelines For Membership On the Board of Directors,” which is attached hereto as Appendix B (the “Membership Guidelines”). Nominees for the Board are identified by the non-management members of the Board, a third-party search firm, or the Chief Executive Officer of the Company. Nominees are evaluated based on their background, experience and other relevant factors as described in the Membership Guidelines. The Nominating-Governance Committee does not intend to evaluate nominees proposed by shareholders any differently than other nominees to the Board. The Company engaged a third-party search firm to identify and recruit exceptionally well qualified independent director candidates. Ms. Diana S. Ferguson and Mr. Keith E. Bailey, are the only nominees approved by the Nominating-Governance Committee for inclusion on the Company’s proxy card for the annual meeting, other than directors standing for re-election. Ms. Ferguson was recommended by a third-party search firm engaged by the Company, and Mr. Bailey was recommended by a non-management director.

      The Nominating-Governance Committee also considers and makes recommendations to the Board regarding the Company’s Contributions Program and Budget, and reviews and monitors corporate policy with respect to charitable and philanthropic giving. Members of the Nominating-Governance Committee are Mrs. Cafferty (Chairman), Messrs. Higgins, Jain, and Velasquez. All of the members of the Nominating-Governance Committee are independent (as that term is defined in Section 303A.02 of the New York Stock Exchange’s listing standards). The Nominating-Governance Committee held five meetings in fiscal 2004.

      The Oil and Natural Gas Committee (“ONG Committee”) is a special committee established by the Board, effective as of July 1, 2004, to assist the Board’s oversight of the Company’s oil and gas production business segment. The members of the ONG Committee are Messrs. Boris and Higgins. The ONG Committee held one meeting in fiscal 2004.

      The Board has appointed Mr. Livingston as Lead Director. Among other responsibilities, Mr. Livingston presides over regular meetings of the non-management Directors and participates in the work of the Audit,

Compensation, Nominating-Governance and Oil and Natural Gas Committees as an ex officio member. During fiscal 2004, the non-management Directors held five meetings without management present.

      Shareholders or other interested parties may contact the Lead Director, other non-management directors or the Board by calling 1-800-732-0399. A majority of the Board’s independent directors has approved the process for determining which communications are forwarded to various members of the Board.

      The Executive Committee, in the recess of the Board, has the authority to act upon most corporate matters that require Board approval. The members of the Executive Committee are Messrs. Patrick (Chairman), Boris, Brodsky, Higgins, Jain, Lavin, Livingston, Toft, Velasquez, and Mrs. Cafferty. The Executive Committee did not hold any meetings in fiscal 2004.

Report of the Audit Committee

      The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.peoplesenergy.com.

      The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has discussed with the Company’s independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards AU 380), as may be modified or supplemented. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed the independent accountant’s independence with the independent accountant.

      The Audit Committee, based upon its reviews and discussions described in the immediately preceding paragraph, has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

Submitted by:

THE AUDIT COMMITTEE

Michael E. Lavin (Chairman)

James R. Boris
William J. Brodsky
Pastora San Juan Cafferty
John W. Higgins
Richard P. Toft
Homer J. Livingston, Jr. ex officio

Independent Public Accountants:

      The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as independent accountants to examine the Company’s accounts for the fiscal year ending September 30, 2005. A representative of Deloitte & Touche LLP is expected to be present at the meeting and will be available to respond to appropriate questions or to make a statement if said representative so desires.

      Set forth below is a summary of certain fees paid to Deloitte & Touche LLP for services in the fiscal years ended September 30, 2003 and September 30, 2004. In determining the independence of Deloitte & Touche LLP, the Audit Committee considered whether the provision of non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence.

	2003	2004

Audit Fees	$698,000	$623,000
Audit-Related Fees	40,900	14,600
Tax Fees	116,900	96,300
All Other Fees	0	0

Total	$855,800	$733,900

      Below is a description of the nature of services comprising the fees disclosed for each category above.

      Audit Fees. The total audit fees and reimbursement of expenses paid to Deloitte & Touche LLP were $698,000 for the audit of fiscal year 2003, the reviews of the quarterly financial statements, the review of regulatory filings and the preparation of comfort letters and consents, $171,000 of which was for comfort letters and consents relating to financings which the Company and its subsidiaries completed during fiscal year 2003. The total audit fees and reimbursement of expenses paid to Deloitte & Touche LLP were $623,000 for the audit of fiscal year 2004, the reviews of the quarterly financial statements and regulatory filings, the review of gas charges and environmental costs and the preparation of comfort letters and consents, $63,000 of which was for comfort letters and consents relating to financings which the Company and its subsidiaries completed during fiscal year 2004.

      Audit-Related Fees. The total audit-related fees, including reimbursement of expenses, paid to Deloitte & Touche LLP in fiscal 2003 were $40,900 for review of compensation plans and internal control advisory services. The total audit-related fees, including reimbursement of expenses, paid to Deloitte & Touche LLP in fiscal 2004 were $14,600 for internal control advisory services.

      Tax Fees. The total tax fees, including reimbursement of expenses, paid to Deloitte & Touche LLP in fiscal 2003 were $116,900 for tax advisory services. The total tax fees, including reimbursement of expenses, paid to Deloitte & Touche LLP in fiscal 2004 were $96,300 for tax advisory services. Tax advisory services include review of tax returns, analysis of transactions regarding disclosures required in tax returns (fiscal 2004) and oil and gas tax depletion advisory services (fiscal 2003).

      All Other Fees. There were no other fees paid to Deloitte & Touche LLP for professional services rendered in fiscal 2003 or fiscal 2004, other than for the services described above.

      Before an independent public accountant is engaged by the Company to render audit or non-audit services, the engagement is approved by the Audit Committee or the engagement to render services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee. The Pre-Approval Policy adopted by the Audit Committee on December 2, 2004 is attached as Appendix C. All of the fees and services described above under “audit fees”, “audit-related fees”, “tax fees” and “all other fees” were pre-approved by the Audit Committee.

Share Ownership of Directors and Executive Officers

      The following table sets forth certain information regarding the beneficial ownership, as of November 30, 2004, of the Company’s common stock by (a) each director, nominee, the Chief Executive Officer and the five most highly paid executive officers of the Company and (b) all directors, nominees and executive officers as a group.

	Shares Beneficially		Percent
	Owned as of		of
Directors & Officers	November 30, 2004(1)		Class

Keith E. Bailey	2,000	(6)	*
James R. Boris	22,913	(2)(3)(5)	*
William J. Brodsky	27,827	(2)(3)(5)	*
Pastora San Juan Cafferty	14,991	(3)(5)	*
Diana S. Ferguson	0	(6)	*
Donald M. Field	27,227	(5)	*
John W. Higgins	1,026	(3)	*
Dipak C. Jain	6,491	(2)(3)(5)	*
Michael E. Lavin	4,105	(3)	*
Homer J. Livingston, Jr.	24,073	(2)(3)(5)	*
William E. Morrow	48,407	(4)(5)	*
Steven W. Nance	21,201	(4)(5)	*
Thomas A. Nardi	62,402	(4)(5)	*
Thomas M. Patrick	185,654	(4)(5)	*
Desiree G. Rogers	33,175	(4)(5)	*
Richard P. Toft	23,159	(2)(3)(5)	*
Arthur R. Velasquez	29,986	(2)(3)(5)	*
Directors and executive officers as a group	602,603	(2)(3)(4)(5)	1.59%

*	Percentage of shares beneficially owned does not exceed one percent.

(1)	Unless otherwise indicated, each individual has sole voting and investment power with respect to the shares of common stock attributed to him or her in the table.

(2)	Includes the following number of shares to which the following are prospectively entitled pursuant to the Directors Deferred Compensation Plan of the Company: Messrs. Boris, 9,908; Brodsky, 14,222; Jain, 1,086; Livingston, 11,967; Toft, 10,853; and Velasquez, 18,881.

(3)	Includes the following number of shares to which the following are prospectively entitled pursuant to the Directors Stock and Option Plan of the Company: Messrs. Boris, 2,105; Brodsky, 2,105; Mrs. Cafferty, 2,105; Messrs. Higgins, 1,026; Jain, 2,105; Lavin, 2,105; Livingston, 2,105; Toft, 2,105; and Velasquez, 2,105.

(4)	Includes shares of restricted stock awarded under the Long-Term Incentive Compensation Plan of the Company, the restrictions on which had not lapsed as of November 30, 2004, as follows: Messrs. Morrow, 9,890; Nance, 2,800; Nardi, 8,760; Patrick, 33,620; Ms. Rogers, 7,740 and all directors and executive officers as a group, 78,495. Owners of shares of restricted stock have the right to vote such shares and to receive dividends thereon, but have no investment power with respect to such shares until the restrictions thereon lapse.

(5)	Includes shares that the following have a right to acquire within 60 days following November 30, 2004, through the exercise of options granted under the Directors Stock and Option Plan, in the case of nonemployee directors, or the Long-Term Incentive Compensation Plan of the Company, in the case of executive officers: Messrs. Boris, 9,000; Brodsky, 9,000; Mrs. Cafferty, 9,000; Messrs. Jain, 3,000; Livingston, 9,000; Toft, 9,000; Velasquez, 9,000; Field, 21,600; Morrow, 27,500; Nance, 12,100; Nardi,

45,100; Patrick, 112,400; Ms. Rogers, 16,800 and all directors and executive officers of the Company as a group, 327,600.

(6)	Mr. Bailey and Ms. Ferguson are new nominees for the Board of Directors of the Company.

Certain Relationships and Related Transactions

      Theodore R. Tetzlaff is General Counsel of the Company and Mark J. McGuire is Associate General Counsel of the Company and General Counsel of the Company’s subsidiaries, including The Peoples Gas Light and Coke Company and North Shore Gas Company. Messrs. Tetzlaff and McGuire are also partners in the law firm of McGuireWoods LLP. During fiscal year 2004, the Company and its subsidiaries paid McGuireWoods LLP approximately $8,778,000 for legal services provided to the Company and its subsidiaries in the ordinary course of business. The Company and its subsidiaries have contracted with McGuireWoods LLP to provide most of the legal services required by the Company and its subsidiaries. Messrs. Tetzlaff and McGuire have agreed to devote whatever time is necessary to attend to the responsibilities of their respective positions as General Counsel and will not receive from McGuireWoods LLP any part of the fees paid by the Company and its subsidiaries to that firm during such period as each serves as General Counsel.

Executive Compensation

      The following tables set forth information concerning annual and long-term compensation and grants of stock options, stock appreciation rights (SARs) and restricted stock awards under the Company’s Long-Term Incentive Compensation Plans. All compensation was paid by the Company and its subsidiaries for services in all capacities during the three fiscal years set forth below, to (i) the Chief Executive Officer and (ii) the five most highly compensated executive officers of the Company other than the Chief Executive Officer.

Summary Compensation Table

						Long Term Compensation(1)

		Annual Compensation				Awards		Payouts

				Other		Restricted	Securities
				Annual		Stock	Underlying	LTIP	All Other
	Fiscal	Salary	Bonus	Compensation		Awards(2)(4)	Options/SARs	Payouts	Compensation
Name and Principal Position	Year	($)	($)	$		($)	(#)	($)	(5)($)

Thomas M. Patrick	2004	637,500	151,100	6,678	(8)	426,701	0	0	7,380
Chairman, President and	2003	625,000	602,800	6,568	(8)	456,438	85,000	0	12,825
Chief Executive Officer	2002	512,500	229,800	6,803	(8)	270,010	49,400	0	18,450
Steven W. Nance	2004	300,000	135,800	4,787	(8)	52,225	0	386,144	7,380
President, Peoples Energy	2003	255,000	235,000	6,055	(8)	0	6,500	0	8,325
Production	2002	245,000	73,500	45,139	(7)	0	5,600	0	7,200
William E. Morrow	2004	313,083	96,100	5,389	(8)	121,162	0	0	7,380
Executive Vice President	2003	300,000	186,300	5,745	(8)	117,250	26,500	0	9,900
	2002	287,700	180,900	6,113	(8)	109,043	21,000	0	10,357
Thomas A. Nardi	2004	300,900	82,300	5,566	(8)	119,073	0	0	7,380
Senior Vice President and	2003	295,000	189,500	6,028	(8)	117,250	26,500	0	8,527
Chief Financial Officer	2002	255,000	100,500	6,387	(8)	96,581	18,600	0	7,458
Donald M. Field	2004	310,900	38,100	35,219	(7)	123,251	0	0	774,715 (6)
Executive Vice President(3)	2003	304,800	167,800	5,827	(8)	117,250	26,500	0	9,943
	2002	295,900	144,800	6,443	(8)	112,158	21,600	0	10,652
Desiree G. Rogers	2004	251,092	30,800	5,389	(8)	97,139	0	0	7,556
Senior Vice President	2003	240,000	114,000	5,745	(8)	93,800	20,900	0	8,449
	2002	215,000	98,700	6,423	(8)	81,003	16,800	0	7,286

(1)	Effective February 27, 2004, no further awards of stock options or stock appreciation rights may be granted.

(2)	Restricted stock award amounts represent the dollar value of the restricted shares based upon the closing market price of the Company’s common stock on the New York Stock Exchange on the date of grant.

The total number of restricted shares held by the named executive officers and the aggregate market value of such shares at September 30, 2004 were as follows: Mr. Patrick, 29,405 shares, valued at $1,225,600; Mr. Nance, 2,250 shares, valued at $93,780; Mr. Morrow, 8,945 shares, valued at $372,828; Mr. Nardi, 7,045 shares, valued at $293,636; Mr. Field, 9,275 shares, valued at $386,582; and Ms. Rogers, 6,700 shares, valued at $279,256. Dividends are paid on the restricted shares at the same time and at the same rate as dividends paid to all shareholders of common stock. Aggregate market value is based on a per share price of $41.68, the closing price of Peoples Energy’s stock on the New York Stock Exchange Composite Transactions on September 30, 2004.

(3)	Mr. Field retired as Executive Vice President of the Company effective October 1, 2004.

(4)	Restricted stock awards granted to date vest in equal annual increments over a five-year period. If a recipient’s employment with the Company terminates, other than by reason of death, disability, or retirement after attaining age 65, the recipient forfeits all rights to the unvested portion of the restricted stock award. In addition, the Compensation Committee (and with respect to the CEO, the Compensation Committee, subject to the approval of the nonemployee directors) may, in its sole discretion, accelerate the vesting of any restricted stock awards granted under the Long-Term Incentive Compensation Plan. Total restricted stock awarded to the named individuals for 2002 constitutes 16,100 shares, of which 3,220 shares vested in 2003; 3,220 shares vested in 2004; 2,680 shares will vest in 2005; 2,680 shares will vest in 2006; and the remaining 2,680 shares will vest in 2007. Total restricted stock awarded to the named individuals for 2003 constitutes 26,925 shares, of which 5,385 shares vested in 2004, 4,685 shares will vest in 2005; 4,685 shares will vest in 2006; 4,685 shares will vest in 2007; and the remaining 4,685 shares will vest in 2008. Total restricted stock awarded to the named individuals for 2004 constitutes 22,850 shares, of which 3,980 shares will vest in 2005; 3,980 shares will vest in 2006; 3,980 shares will vest in 2007; 3,980 shares will vest in 2008; and 3,980 shares will vest in 2009.

(5)	Company contributions to the Capital Accumulation Plan accounts of the named executive officers during the above fiscal years. Employee contributions under the plan are subject to a maximum limitation under the Internal Revenue Code of 1986, as amended. Through December 2002, it was the practice of the Company to pay an employee who was subject to this limitation an additional 60 cents for each dollar that the employee was prevented from contributing solely by reason of such limitation. The amounts shown in the table above reflect, if applicable, this additional Company payment.

(6)	Includes $7,380 in Company contributions to Mr. Field’s Capital Accumulation Plan account, $19,730 for unused vacation days, and $747,605 provided according to the terms of the severance agreement between Mr. Field and the Company. See discussion of Mr. Field’s severance agreement on page 17.

(7)	Perquisites or other personal benefits that exceed 25% of the total perquisites and other personal benefits reported are as follows: In fiscal 2004, Mr. Field received an auto allowance of $9,000; in fiscal 2002, Mr. Nance received a $17,671 financial consulting allowance.

(8)	Figures shown only reflect amounts reimbursed for the payment of taxes. Figures do not include any perquisite or other personal benefit amounts as the aggregate amount of such compensation was less than the lesser of $50,000 or 10% of the officer’s total annual salary and bonus.

Aggregated Option/ Sar Exercises in Fiscal 2004

and Fiscal Year-End Option/ Sar Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options/SARs at		Money Options/SARs
	Shares Acquired		Fiscal Year-End (#)(2)		at Fiscal Year-End ($)
	on (Option/SAR)	Value
Name and Principal Position	Exercise (#)(1)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Thomas M. Patrick	0	$0	140,400	0	$698,978	$0
Chairman, President and Chief Executive Officer
Steven W. Nance	0	0	12,100	0	52,637	0
President, Peoples Energy Production Company
William E. Morrow	20,000	183,747	27,500	0	60,645	0
Executive Vice President
Thomas A. Nardi	0	0	45,100	0	212,397	0
Senior Vice President and Chief Financial Officer
Donald M. Field	88,100	670,223	21,600	0	11,232	0
Executive Vice President
Desiree G. Rogers	20,900	191,285	16,800	0	8,736	0
Senior Vice President

(1)	Includes cash-only SARs exercised by named executive officer in the following amount: Mr. Field, 30,800.

(2)	Effective February 27, 2004, no further awards of stock options or stock appreciation rights may be granted.

LONG-TERM INCENTIVE PLANS-AWARDS IN LAST FISCAL YEAR

      The purpose of the 2004 Long-Term Incentive Plan (the “Long-Term Plan”) is to align the interests of key management employees with those of shareholders, thereby increasing those employees’ interest in the financial growth of the Company. Key employees of the Company and its subsidiaries may be granted performance shares under the Long-Term Plan, either alone or in combination with other Long-Term Plan awards. A performance share is a contingent right to receive a share of common stock of the Company in the future, pursuant to the terms of a grant made under the Long-Term Plan and a related award agreement. For any grant of performance shares, the Compensation Committee of the Board of Directors will establish (i) one or more performance goals, and (ii) a performance cycle (period) of not less than one year.

      For the performance share awards made in fiscal 2004, the Compensation Committee established a three-year performance period ending September 30, 2006. The performance measures selected by the Compensation Committee are (i) three-year average return on capital (ROC), and (ii) annualized three-year total shareholder return relative to peers (TSR)(1).

(1) The Peer Group consists of the following companies: AGL Resources Inc., Energen Corporation, Equitable Resources, Inc., KeySpan Corporation, National Fuel Gas Company, Nicor Inc., Northwest Natural Gas Company, NUI Corporation, Oneok, Inc., Piedmont Natural Gas Company, Inc., Questar Corporation, Southern Union Company, WGL Holdings, Inc., Atmos Energy Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, Sempra Energy, South Jersey Industries, Inc., Cascade Natural Gas Corporation, OGE Energy Corp., Southwest Gas Corporation, Vectren Corporation, NiSource Inc., MGE Energy, Inc., UGI Corporation, DTE Energy Company, Wisconsin Energy Corporation, Exelon Corporation, Ameren Corporation, and Consolidated Edison, Inc.

      For the performance period ending September 30, 2006, the target level award opportunity is based on a ROC of 7.25% and a TSR in the 55th percentile. The ROC must be at least 6.75% or the TSR must at least be in the 35th percentile for any percentage of the grant to be paid.

      The maximum possible payment is 150% of the target grant for a ROC of 7.75% and a TSR in or above the 75th percentile.

      Grants between the threshold, target and maximum performance measurements will be interpolated.

	Number of	Performance	Estimated Future Payouts Under
	Shares, Units	or Other	Non-Stock Price-Based Plans
	or Other	Period Until
	Rights	Maturation or	Threshold	Target	Maximum
	(#)	Payout	(#)	(#)	(#)

Thomas M. Patrick	12,700	9-30-2006	0	12,700	19,050
William E. Morrow	3,475	9-30-2006	0	3,475	5,212
Thomas A. Nardi	3,500	9-30-2006	0	3,500	5,250
Donald M. Field	3,550 (2)	9-30-2006	0	0	0
Desiree G. Rogers	2,900	9-30-2006	0	2,900	4,350

(2)	Forfeited on 10-1-04.

PENSION PLAN TABLE

      The following table illustrates various annual straight-life benefits at normal retirement (age 65) for the indicated levels of average annual compensation and various periods of service, assuming no future changes in the Company’s pension benefits. The benefit amounts shown reflect reduction for applicable Social Security benefits.

	Years of Service

Average Annual Compensation	20	25	30	35	40

$300,000	112,635	140,794	168,953	187,703	206,453
350,000	132,635	165,794	198,953	220,828	242,703
400,000	152,635	190,794	228,953	253,953	278,953
450,000	172,635	215,794	258,953	287,078	315,203
500,000	192,635	240,794	288,953	320,203	351,453
550,000	212,635	265,794	318,953	353,328	387,703
600,000	232,635	290,794	348,953	386,453	423,953
650,000	252,635	315,794	378,953	419,578	460,203
700,000	272,635	340,794	408,953	452,703	496,453
750,000	292,635	365,794	438,953	485,828	532,703
800,000	312,635	390,794	468,953	518,953	568,953
850,000	332,635	415,794	498,953	552,078	605,203
900,000	352,635	440,794	528,953	585,203	641,453
950,000	372,635	465,794	558,953	618,328	677,703
1,000,000	392,635	490,794	588,953	651,453	713,953
1,050,000	412,635	515,794	618,953	684,578	750,203

      Average annual compensation is the average 12-month compensation for the highest 60 consecutive months of the last 120 months of service prior to retirement. Compensation is total salary paid to an employee by the Company and/or its affiliates, including prior to October 1, 2002, all of the bonus and effective October 1, 2002 the lesser of 50% of the bonus target or 50% of the bonus paid under the Company’s Short-Term Incentive Compensation Plan, pre-tax contributions under the Company’s Capital Accumulation Plan, pre-tax contributions under the Company’s Health and Dependent Care Spending Accounts Plan, and pre-tax contributions for life and health care insurance, but excluding moving allowances, exercise of stock options and SARs, and other compensation that has been deferred. The salary and bonus discussed above and used in the computation of annual retirement benefits are reported in the Summary Compensation Table. On July 1, 2001, the Company amended the above-described pension plan. The revised pension plan allows employees of the Company who began their employment with the Company prior to July 1, 2001, to receive pension benefits equal to the greater of the amount determined by the above-described formula or the amount equal to the employee’s compensation during the five years of employment with the Company preceding termination multiplied by an age based percentage credited to the employee for each year of the employee’s participation in the plan. These amendments will not affect the pension benefits set forth in the table above for Mr. Patrick, Mr. Morrow and Mr. Field. Due to the date Mr. Nance became employed with the Company, his pension benefits are determined according to the pension equity formula described below.

      At September 30, 2004, the credited years of retirement benefit service for the individuals listed in the Summary Compensation Table were as follows; Mr. Patrick, 28 years; Mr. Nance, 3 years; Mr. Morrow, 25 years; Mr. Nardi, 3 years; Mr. Field, 33 years; and Ms. Rogers, 6 years. The benefits shown in the foregoing table are subject to maximum limitations under the Employee Retirement Income Security Act of 1974, as amended, and the Internal Revenue Code of 1986, as amended. Should these benefits at the time of retirement exceed the then-permissible limits of the applicable Act, the excess would be paid by the Company as supplemental pensions pursuant to the Company’s Supplemental Retirement Benefit Plan. The benefits shown give effect to these supplemental pension benefits.

      Mr. Nance’s pension is determined under the Company’s pension equity formula. Under the pension equity formula, participants accumulate set credit percentages based on their age during each year of benefit service. The credit percentages are 6% for each year of benefit service under age 40, 12% for each year of benefit service between age 40 and 49, and 18% for each year of benefit service at age 50 and over. The sum of the credit percentages is multiplied by the participants five year final average pay to determine the lump sum benefit payable to the participant. An annuity payable can be determined by dividing the lump sum benefit payable by an appropriate factor that is based on the participant’s age and the then current interest rate. The estimated annual benefit payable to Mr. Nance upon his retirement at normal retirement age is $107,960 assuming $465,000 total salary and bonus for each fiscal year after fiscal 2004 until his normal retirement age, and an interest rate of 4.86%.

Severance Agreements and Employment Agreements

      The Company has entered into separate severance agreements with certain key executives, including each of the executives named in the Summary Compensation Table. The intent of the severance agreements is to assure the continuity of the Company’s administration and operations in the event of a Change in Control of the Company (as described below). The severance agreements were developed in accordance with the advice of outside consultants.

      The term of each severance agreement is for the longer of 36 months after the date in which a Change in Control of the Company occurs or 24 months after the date of consummation of a transaction described in (ii) below of the description of a Change in Control. A Change in Control is defined as occurring when: (i) any person, group, corporation, or other entity (except the Company or a wholly-owned subsidiary), after acquiring common stock of the Company, becomes the beneficial owner, directly or indirectly, of 20% or more of the Company’s outstanding common stock; (ii)(A) any consolidation or merger is consummated, other than a consolidation or merger of the Company in which holders of the Company’s common stock immediately prior to the consolidation or merger hold proportionately at least 55% of the outstanding common stock of the continuing or surviving corporation; (B) there is any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company, except where the Company owns all of the outstanding stock of the transferee entity or the Company’s common shareholders immediately prior to such transaction own proportionately at least 55% of the transferee entity or group of transferee entities immediately after such transaction; or (C) there is any consolidation or merger of the Company where, after the consolidation or merger, one entity or group of entities owns 100% of the shares of the Company, except where the Company’s common shareholders immediately prior to such merger or consolation own proportionately at least 55% of the outstanding stock of such entity or group of entities immediately after such consolidation or merger; or (iii) there is a change in the members of the Company’s Board of Directors within a 24-month period such that the individuals who are members of the Company’s Board of Directors at the beginning of such 24-month period cease to comprise two-thirds of the members, unless approved by two-thirds of the directors then still in office who were in office at the beginning of the 24-month period.

      Each severance agreement provides for payment of severance benefits to the executive in the event that, during the term of the severance agreement, (i) the executive’s employment is terminated by the Company, except for “cause” as defined therein, death or disability; or (ii) the executive’s employment is terminated due to a constructive discharge, which includes (a) a material change in the executive’s responsibilities, which change would cause the executive’s position with the Company to become of less dignity, responsibility, prestige or scope; (b) reduction, which is more than de minimis, in total compensation; (c) assignment without the executive’s consent to a location more than 50 miles from the current place of employment; or (d) liquidation, dissolution, consolidation, merger, or sale of all or substantially all of the assets of the Company, unless the successor corporation has a net worth at least equal to that of the Company immediately prior to such transaction and expressly assumes the obligations of the Company under the executive’s severance agreement.

      The principal severance benefits payable under each severance agreement consist of the following: (i) the executive’s base salary and accrued benefits through the date of termination; and (ii) a lump sum cash payment equal to three years of the executive’s base salary (two years base salary in the case of Ms. Rogers) (items (i) and (ii) are collectively referred to as “Salary-Based Compensation”).

      Mr. Patrick’s severance agreement provides that in addition to the Salary-Based Compensation, Mr. Patrick would be entitled to receive from the Company, within ten business days after termination, the present value amount of his accrued benefit under the Company’s Supplemental Retirement Benefits Plan (“SRB Plan”) on the date of his termination, computed as if Mr. Patrick had received credit for an additional three years of benefit service, and computed without actuarial reduction for early receipt of the benefit. Mr. Patrick’s severance agreement further provides that Mr. Patrick is entitled to continuation of coverage under the Company’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period of three years after termination, provided that such benefits shall cease upon Mr. Patrick becoming eligible for such coverage under another employer’s plans.

      Mr. Morrow’s severance agreement provides that in addition to the Salary-Based Compensation, Mr. Morrow would be entitled to receive from the Company, within ten business days after termination, the present value amount of his vested accrued benefit under the SRB Plan on the date of his termination. Mr. Morrow’s severance agreement further provides that Mr. Morrow is entitled to continuation of coverage under the Company’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period that is the longer of (i) three years after termination, or (ii) the period commencing with the date of termination and ending on the last day of the first month in which Mr. Morrow may retire under the Company’s pension plan and receive an annuity under the plan without actuarial reduction, provided that such benefits shall cease upon Mr. Morrow becoming eligible for such coverage under another employer’s plans.

      Mr. Nardi’s severance agreement provides that in addition to the Salary-Based Compensation, if Mr. Nardi has been employed by the Company for at least five years prior to termination, Mr. Nardi would be entitled to receive from the Company, within ten business days after termination, an amount equal to the remainder of (x) the value of the benefits that would have been accrued by Mr. Nardi under the Company’s retirement plan and the SRB Plan on the date of termination of employment, determined as if Mr. Nardi had received credit for an additional twenty-one years of service and had commenced participation in the Company’s retirement plan and the SRB Plan as of his first day of actual employment with Peoples Energy Services Corporation, less (y) the value of Mr. Nardi’s benefits accrued under the retirement plan on the date of termination of his employment. If Mr. Nardi has been employed by the Company or an affiliate for less than five years, the additional years of service under clause (x) of the preceding sentence would be determined by dividing the number of months Mr. Nardi was employed by the Company by 60 and multiplying the resulting ratio by 20. The amount payable to Mr. Nardi is computed without actuarial reduction for early receipt of the benefit and is calculated using the formula under the Company’s retirement plan which would result in the greater benefit. Mr. Nardi’s severance agreement further provides that Mr. Nardi is entitled to a continuation of coverage under the Company’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for the longer of: (i) three years after termination, or (ii) the period commencing with the date of termination and ending on the date that Mr. Nardi reaches age 65, provided that such benefits shall cease upon Mr. Nardi becoming eligible for such coverage under another employer’s plans.

      Mr. Nance’s severance agreement provides that in addition to his Salary-Based Compensation, unless an accelerated pay-out of Mr. Nance’s Performance Awards under the Company’s Long-Term Incentive Plan for Diversified Business Units (the “DBU Long-Term Plan”) has been made in cash, restricted stock or in options to purchase common stock of an entity resulting from either the initial public offering of a business unit or the divestiture of a business unit, Mr. Nance would be entitled to a cash payment equal to the amount payable with respect to any outstanding Performance Award, in accordance with the DBU Long-Term Plan for payments upon the occurrence of a change in control. If, on the date of Mr. Nance’s termination, he is vested under the Company’s retirement plan, Mr. Nance would be entitled to a payment, within ten business days after his termination, equal to the amount of the benefit accrued under the Company’s SRB Plan on the date of termination, plus an additional three years accrued benefit (as determined in accordance with Mr. Nance’s severance agreement). If Mr. Nance is not vested under the Company’s retirement plan, he would receive a payment, within ten business days after his termination, in an amount equal to the sum of the value of the benefit accrued under the SRB Plan on the date of termination plus an additional three years accrued benefit (as determined in accordance with Mr. Nance’s severance agreement with reference to the Company’s retirement plan but payable under the SRB Plan), with the value of Mr. Nance’s benefit accrued under the SRB Plan on his date of termination determined as if (i) Mr. Nance had commenced participation in the Company’s retirement plan and the SRB Plan as of the date of his actual employment with Peoples Energy Production Company, (ii) received credit for one year of benefit service under the Company’s retirement plan and the SRB Plan for each year or partial year during which he was employed by the Company, and (iii) Mr. Nance were fully vested in his accrued benefit under the SRB Plan at all times. Mr. Nance’s severance agreement further provides that Mr. Nance is entitled to a continuation of coverage under the Company’s welfare benefit plans (e.g., life insurance and medical benefits or equivalent individual coverage for the longer of: (i) three years after termination, or (ii) the period commencing with the date of termination and ending on the date Mr. Nance reaches age 65, provided that such benefits shall cease upon Mr. Nance becoming eligible for such coverage under another employer’s plans.

      Ms. Rogers’ severance agreement provides that in addition to the Salary-Based Compensation, if Ms. Rogers is vested under the Company’s retirement plan, Ms. Rogers would be entitled to receive from the Company, within ten business days after termination, the amount of her vested accrued benefit under the SRB Plan on the date of her termination, computed as if Ms. Rogers had completed two years of additional service. If on the date of termination, Ms. Rogers is at least age 48 but less than age 50, the portion of Ms. Rogers’ severance benefit resulting from the additional two years of benefit service under the SRB Plan shall be calculated based on the benefits percentage under the SRB Plan that Ms. Rogers would be entitled to if she had reached age 50 by the time of termination. Ms. Rogers’ severance agreement further provides that Ms. Rogers is entitled to continuation of coverage under the Company’s welfare benefit plans (e.g., life insurance and medical benefits) or equivalent individual coverage for a period of three years after termination, provided that such benefits shall cease upon Ms. Rogers becoming eligible for such coverage under another employer’s plans.

      Any restricted stock previously awarded to the executive under the Company’s Long-Term Incentive Compensation Plan (in effect prior to February 27, 2004), shall be vested upon a change in control as defined under such plan. In the event of a change in control as defined under the Company’s 2004 Incentive Compensation Plan, any long-term incentive compensation and annual incentive compensation under that Plan shall be distributed or paid in accordance with the respective provisions of such plans.

      The Company is also obligated under each severance agreement to pay an additional amount to the executive sufficient on an after-tax basis to satisfy any excise tax liability imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

      Finally, during the first twenty-four months of the coverage period under each of the severance agreements, the executive may request the Company to provide him or her with outplacement services. In the event such a request is made, the Company may, at its election, reimburse the executive for the cost of outplacement services actually incurred by the executive up to a maximum of $20,000, or arrange for the provision of outplacement services for the executive of an approximate value to the executive of $20,000.

      The benefits received by the executive under each agreement are in lieu of benefits under the Company’s termination allowance plan and the executive’s benefits under the SRB Plan. Each executive would be required to generally waive employment-related claims prior to receiving any severance benefits and to enter into a confidentiality and non-solicitation agreement.

      The Company and Mr. Nardi are parties to a confidentiality and employment agreement dated May 22, 2002. Under the agreement, Mr. Nardi agrees to observe certain covenants and confidentiality restrictions, to refrain from soliciting or encouraging others to leave employment with the Company, and to release and discharge the Company from claims he may then have. The agreement also provides that if Mr. Nardi’s employment is terminated other than for “cause” (as defined in Mr. Nardi’s severance agreement) and prior to a Change in Control (as defined in the severance agreement), then Mr. Nardi is entitled to be paid by the Company an amount representing an enhanced retirement benefit as if Mr. Nardi were credited under the retirement plan and the SRB Plan with additional years of service, determined in the same manner as described above under Mr. Nardi’s severance agreement.

      The Company and Mr. Field entered into an agreement whereby Mr. Field resigned his position as Executive Vice President of the Company as of September 30, 2004. Mr. Field also resigned his positions as President of The Peoples Gas Light and Coke Company and President of North Shore Gas Company, and except for his position as a member of the Management Committee of Trigen-Peoples District Energy Company, as a director and manager of each affiliate of the Company, effective as of July 8, 2004. Mr. Field’s previous severance agreement was terminated and the Company agreed to pay Mr. Field a lump sum payment of $747,605 on October 1, 2004. Under the agreement, Mr. Field may request the Company to provide him with outplacement services, in which case the Company may, at its election, reimburse Mr. Field for the cost of outplacement services actually incurred by him up to a maximum of $20,000, or arrange for the provision of outplacement services in an approximate value of $20,000. Mr. Field’s benefits under other Company plans shall be determined in accordance with the terms of the applicable plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      None.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Committee Responsibilities

      The Committee’s responsibilities include policy setting related to and oversight of executive compensation for Peoples Energy Corporation.

      In 2004, we worked with an outside executive compensation consulting firm to conduct a review of current executive compensation practices and policies. We confirmed our overall philosophy and the elements of executive compensation.

      The purpose of this report is to summarize our philosophy of executive compensation, identify the key elements of the executive compensation program and describe the process by which compensation decisions were made for fiscal year 2004.

Compensation Philosophy

      The following are the core principles on which our decisions are founded:

Emphasis is on alignment between pay and performance. All elements of executive compensation are evaluated in light of the underlying principle that pay should have a direct and observable relationship with performance.

Stock ownership is emphasized. Stock compensation is a central component of the compensation program. It is our belief that the use of stock provides a fundamental tool in supporting executive and employee motivation. Furthermore, requiring senior executives to hold a minimum level of share value in Company stock under specific ownership guidelines supports the overall alignment of executive and shareholder interests.

Compensation programs will be designed to reflect the competitive market which will support the attraction and retention of talent. We regularly evaluate current compensation levels to ensure that our executive compensation program reflects the competitive market in which the Company competes for executive talent. Generally, this market is comprised of other energy companies that have a similar mix of gas distribution and diversified energy services.

Elements of Executive Compensation

      Peoples Energy’s executive compensation program consists primarily of base salary, annual incentives and long-term incentives.

Base Salary

      Base salary levels are generally targeted at the 50th percentile (median) of comparably sized energy organizations. This market position is targeted because it is our belief that the Company will primarily attract and retain future executives in competition with these organizations. The 50th percentile of the market reflects a reasonable level of the market.

      All employees, including executives, are eligible for annual increases in salary based on an annual review of overall market movement. Annual merit adjustments will be made on the basis of performance of the job, meeting key job requirements and the organization’s ability to make these adjustments based on affordability.

      During fiscal year 2004 we implemented the 2004 Incentive Compensation Plan (the “Plan”) which was approved by shareholders at the 2004 Annual meeting. The plan replaced the Company’s former Short-Term Incentive Compensation Plan (the “Former STIC Plan”) and former Long-Term Incentive Compensation Plan (the “Former LTIC Plan”). For fiscal years 2005 and beyond, annual incentive compensation will be made under the new Plan. The Plan is comprised of two sub-plans: the Long-Term Incentive Compensation Plan (the “Long-Term Plan”) and the Short-Term Incentive Compensation Plan (the “Short-Term Plan”).

Annual Incentive

      All officers are eligible for annual incentive compensation under the Plan. Annual Compensation under the Plan is paid in cash in accordance with the Board-approved plan guidelines, based on the level of attainment of performance measures established by the Committee in the guidelines. The Short-Term Plan provides executives with an opportunity to earn a level of compensation that is expressed as a percentage of base salary. The level of compensation is targeted at the level that in combination with base salary approximates the 60th percentile of the market for total cash compensation. In our opinion, this level of the market reflects a reasonable market position because of the difficulty in attaining the targets established for the performance metrics associated with the Short-Term Plan.

      Performance measures may in general be measures of corporate performance, such as earnings per share, and/or measures of divisional or business unit performance, such as business unit operating costs or operating income. For fiscal year 2004, awards for the executives named in the Summary Compensation Table of this proxy statement were based on the following performance measures under the Former STIC Plan:

Mr. Patrick: earnings per share (50%), return on equity (25%) and energy businesses operating income (25%); Mr. Field: earnings per share (25%), gas distribution O&M costs (25%), gas distribution operating income (25%), and gas distribution return on equity (25%); Mr. Morrow: earnings per share (25%), gas distribution O&M costs (25%), and midwest energy operating income (50%); Mr. Nardi: earnings per share (25%), return on equity (25%), corporate O&M & direct billings to all business segments (25%), and energy businesses operating income (25%); Mr. Nance: earnings per share (25%), oil and gas production operating income (50%), and oil and gas production return on assets (25%); Ms. Rogers: earnings per share (25%), gas distribution O&M costs (25%), gas distribution operating income (25%), and gas distribution return on equity (25%). The award for each of the measures was determined by comparing the Company’s performance to the respective internally established goal for each measure.

      For fiscal year 2005, awards will be based on the following performance measures under the new Short-Term Plan: Mr. Patrick: earnings per share (50%), return on equity (25%) and energy businesses operating income (25%); Mr. Morrow: earnings per share (50%), return on equity (25%), and midwest energy operating income (25%); Mr. Nardi: earnings per share (25%), return on equity (25%), corporate costs (25%), and energy businesses operating income (25%); Ms. Rogers: earnings per share (25%), gas distribution costs (25%), gas distribution operating income (25%), and gas distribution operations (25%); Mr. Nance: earnings per share (25%), oil and gas production operating income (35%), oil and gas production return on capital investments (20%), and oil and gas production operations (20%). The award for each of the measures will be determined by comparing the Company’s performance to the respective internally established goal for each measure.

Long-Term Incentive

      The Plan adopted by the Company’s Board of Directors with the approval of shareholders also contains the Long-Term Plan. The Long-Term Plan replaces the Company’s Former LTIC Plan and as a result, the Company no longer awards options or stock appreciation rights as long-term incentive compensation. Instead, long-term incentive compensation may be comprised of restricted stock, restricted stock units, performance shares or combinations of these awards. Up to 700,000 shares of the Company’s common stock is available for issuance of awards under the Long-Term Plan. However, no more than 350,000 shares may be granted for restricted stock and for awards of restricted stock units. The number of shares/units granted are periodically reviewed against long-term incentive awards that other comparable energy organizations pay to their CEO’s and other executives.

      Restricted stock are shares of the Company’s common stock that are subject to forfeiture if the conditions to vesting set forth in the related award agreement are not met. Vesting of restricted stock is based on the continued service of the recipient.

      A restricted stock unit is a contingent right to receive a share of common stock of the Company that is subject to forfeiture if the conditions to vesting that are set forth in the related award agreement are not met. Vesting of restricted stock units may be based on the continued service of the recipient, upon the achievement of one or more performance goals established by the Compensation Committee (described in the next paragraph), or upon a combination of continued service and one or more performance goals.

      A performance share is a contingent right to receive a share of common stock of the Company in the future, pursuant to the terms of a grant and the related award agreement. For each grant of performance shares, the Compensation Committee establishes one or more performance goals and a performance cycle of not less than one year. The performance goals under the Plan are based on one or more of the following performance criteria: total shareholder return; return on invested capital, equity or assets; operating profit; earnings per share; sales or revenues; operating expenses; common stock price appreciation; cash flow; increases in economic value of a subsidiary, division, business unit or asset or group of assets of the Company or any subsidiary, division or business unit; pre-tax income or after-tax income; or reductions in expenses.

      For fiscal year 2004, 48,350 shares of restricted stock were granted under the Former LTIC Plan to the six highest paid executives and selected employees as a group, based upon their level of responsibility and ability to impact results. Under the plan, vesting of restricted stock grants is based entirely on continued employment through the vesting period.

      Performance shares were granted under the new Long-Term Plan to all officers in 2004. The performance shares granted in 2004 will be earned over a three-year period on a contingent basis relative to performance against two measures which were approved by the Committee. For the 2004-2006 performance period these measures are total shareholder return relative to comparable energy companies and the Company’s performance against targeted return on capital. The comparable group of energy companies is listed in footnote 1 on the bottom of page 12 and is different from that depicted in the stock performance graph on page 23 of this proxy statement. The scale of possible performance shares earned ranges from 0 to 150 percent of the target performance share grant. Upon determination of the performance shares earned, participants receive one share of common stock for every performance share earned. The table on page 13 provides the total number of performance shares granted in fiscal 2004 to the executives listed in the Summary Compensation Table who received performance shares. 46,000 performance shares were granted to all officers and selected employees as a group.

      We have also approved the performance measures for the fiscal 2005-2007 performance period. These measures are total shareholder return relative to comparable energy organizations and the Company’s performance against targeted return on capital.

      Certain designated officers of the Company’s diversified business units are participants in the Long-Term Incentive Plan for Diversified Business Units (the “DBU Long-Term Plan”), including one of the executives named in the Summary Compensation Table of this proxy statement, Mr. Steven W. Nance, President of Peoples Energy Production Company, the subsidiary of the Company engaged in oil and gas production. The DBU Long-Term Plan is intended to more directly align the interests of certain business unit executives with value creation at the business unit level.

      Under the DBU Long-Term Plan, participants may receive Performance Awards, which entitle participants to receive cash equal to a percentage of their salary based upon the attainment of certain levels of business unit performance over a performance period, as measured by performance measures approved by the Committee. To date, the Committee has generally designated performance periods of three fiscal years, with annual awards to be made under the DBU Long-Term Plan based on the attainment of the applicable performance measures over the designated three fiscal year period. Performance measures applicable to the oil and gas production business unit are (1) the compound annual growth rate in proven oil and gas reserves owned at fiscal year end, and (2) the average return on capital employed. The performance measure applicable to the midstream services business unit is operating income of the unit.

      Participants under the DBU Long-Term Plan are also eligible to receive Percentage Interest Awards and Equity Interest Awards. A Percentage Interest Award is the right to receive cash in an amount equal to a percentage of the increase in the fair market value of the business unit upon the sale or other divestiture of the business unit by the Company. An Equity Interest Award is a right to receive, in the Committee’s discretion, a cash award, an award of restricted common stock, or options to purchase shares of common stock of the business unit following an initial public offering or spin-off of the business unit, expressed as the equivalent of a Percentage Interest.

Perquisites

      In addition to the primary elements of executive compensation described above, officers of the Company are given the option of receiving various perquisites. The Company believes that providing these perquisites to executives assists in attracting and retaining executive talent and enhances an executive’s ability to devote more time to performing his or her duties. The Committee periodically reviews with the assistance of an independent consultant the level of perquisites made available to officers. The perquisites offered by the Company are as follows: comprehensive executive physical examination for executives and spouses, plus a gross-up amount to satisfy the payment of taxes; automobile allowance plus a gross-up amount to satisfy the payment of taxes; a luncheon club membership; a private airline club membership; a parking pass at the primary office location; and an allowance of $8,500 for each officer other than the CEO, and $12,000 for the

CEO, to be used for the purchase of home office equipment, excess personal liability insurance, and/or personal financial counseling.

Stock Ownership Objectives

      The Company has stock ownership guidelines that require officers to hold a minimum level of share value in Company stock. The shares that may be counted for purposes of an officer meeting the required ownership level include all unvested restricted shares, as well as other shares held in the Company’s existing qualified plans and credited to the officer, such as the 401(k) plan. Ownership guidelines only apply to officers of the organization. These targets are three times salary for the CEO and for other officers range from one-half to two times salary. As of November 1, 2004 the value of the shares counted for Mr. Patrick under the guidelines is 5 times his salary.

      We believe that having such stock ownership guidelines will provide a strong linkage with the interests of shareholders and that share ownership by executives and employees fosters a performance-oriented culture and has contributed to the successes of the Company. Accordingly, we continue to endorse their use in the overall executive compensation program.

CEO Compensation and Performance

      We determined and the non-management directors of the Board approved the level for base salary, annual incentive and long-term incentive for Mr. Patrick using methods consistent with those used for other senior executives.

      In determining Mr. Patrick’s 2004 merit increase and incentive awards, we evaluated his performance based on input from all non-management directors as well as the Company’s financial and operating performance for fiscal 2004. Based on our evaluation, Mr. Patrick received a merit increase of 2.0% in 2004. This increase was consistent with the merit budget for all officers and maintains his salary level within reasonable market parameters.

      Mr. Patrick received an annual incentive award for 2004 based on the Company’s performance as measured by the performance measures under the Former STIC Plan described above (i.e., earnings per share, return on equity, and energy businesses operating income). The award percentages determined under the corporate performance measures were added together, resulting in a composite award percentage of 31.6 percent of the target award opportunity for Mr. Patrick. Based on these results, we calculated, and the non-management directors approved, an award to Mr. Patrick of $151,100 as shown in the Summary Compensation Table on page 10 in the column titled “Bonus”.

      For fiscal year 2004, we recommended, and the non-management members of the Board approved, the granting to Mr. Patrick of 10,575 shares of restricted stock under the former LTIC Plan and 12,700 performance shares under the new Long-Term Plan. The number and mix of shares of restricted stock and performance shares granted to Mr. Patrick reflects target grant guidelines established by the Committee for the CEO that are consistent with competitive practices. The Committee may increase or decrease the awards relative to those targets and in 2004 the Committee awarded the midpoint of the grant guidelines for Mr. Patrick based on the assessment of his performance and contribution.

Deductibility of Executive Compensation

      The Internal Revenue Code precludes the Company from taking a deduction for compensation in excess of $1 million for officers named in the Summary Compensation Table. Certain performance-based compensation is specifically exempt from the deduction limit. The Company’s policy is generally to qualify, to the extent deemed reasonable by the Committee, the compensation of executive officers for deductibility under applicable tax laws and the shareholder approved plans. A portion of Mr. Patrick’s compensation in the amount of $164,000 was not deductible by the Company in fiscal year 2004. A portion of Mr. Field’s compensation in the amount of $271,000 was also not deductible by the Company in fiscal year 2004.

Conclusion

      We are satisfied that the Company’s compensation plans are designed and administered to support a strong performance-oriented culture that is aligned with the interests of the Company and its shareholders. In addition, the program reflects reasonable levels of compensation as compared to similar organizations within Peoples Energy’s industry.

SUBMITTED BY THE COMPENSATION COMMITTEE

William J. Brodsky, (Chairman)

James R. Boris
Dipak C. Jain
Michael E. Lavin
Richard P. Toft
Homer J. Livingston, Jr. ex officio

PERFORMANCE GRAPH

      The following graph compares the cumulative total shareholder return on Company common stock to the cumulative total return of the S&P 500 Index, the S&P Utilities Index, and a peer group selected by the Company comprised of energy companies with substantial gas distribution operations, weighted by market capitalization, over a five-year period ending September 30, 2004. The graph assumes that the value of investment in Company common stock and each index was $100 on September 30, 1999, and that all dividends were reinvested.

Company Name/Index	Sep-99	Sep-00	Sep-01	Sep-02	Sep-03	Sep-04

Peoples Energy Corp	$100.00	$101.00	$126.42	$113.28	$146.73	$155.40
S&P 500 Index	$100.00	$113.29	$83.13	$66.10	$82.22	$93.63
S&P 500 Utilities Index	$100.00	$143.36	$107.18	$69.23	$84.91	$101.50
Peer Group	$100.00	$115.74	$122.73	$120.25	$150.83	$177.95

      The peer group is comprised of the following companies: AGL Resources Inc.; KeySpan Corporation; The Laclede Group, Inc.; New Jersey Resources Corporation; Nicor Inc.; Northwest Natural Gas Company; Piedmont Natural Gas Company, Inc.; Sempra Energy; Vectren Corporation and WGL Holdings, Inc. The Company believes that the peer group companies are more similar to the Company for purposes of comparing total returns on an investment than are the companies in the S&P Utilities Index, which include electric utilities and many companies with much larger market capitalizations than that of the Company. The group of companies referred to in the “Report Of The Compensation Committee On Executive Compensation” in this proxy statement and used to establish a market reference for a competitive executive compensation program is broader than the peer group used in the above performance graph.

ITEM 2.	SHAREHOLDER PROPOSAL

      A shareholder has advised the Company that it intends to introduce at the 2005 Annual Meeting the following proposal. The name and address of and the number of shares owned by the proponent will be provided upon oral or written request to the Secretary of the Company.

Shareholder Proposal:

      “RESOLVED: The shareholders of Peoples Energy Corporation (the “Company”) request the Board of Directors (“the Board”) to redeem the shareholder rights plan that was adopted in 1996 unless such plan is approved by a majority vote of shareholders to be held as soon as may be practicable.”

Supporting Statement:

      “On May 1, 1996 the Board adopted a shareholder rights plan of the type commonly known as a “poison pill.” The Board took this action unilaterally and without seeking prior approval of shareholders. Unless redeemed, this plan will remain in existence for ten years until May 2006.

      We believe poison pills, unless approved by shareholders, may serve to entrench management at the expense of shareholders. While management and the Board should have appropriate tools to ensure that all shareholders benefit from any proposal to buy the Company, we do not believe that the possibility of an unsolicited bid justifies the unilateral implementation of such a device. For this reason, we urge the Board not to redeem unless it is approved by a majority vote of the shareholders.

      According to the 1991 book Power And Accountability by Nell Minow and Robert Monks: “All poison pills raise questions of shareholder democracy and the robustness of the corporate governance process. They amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders . . .”

      A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February 2003) looked at the relationship between corporate governance practices (including poison pills) and firm performance. The study found a significant positive link between governance practices favoring shareholders and firm value, though the study did not break out the impact of individual governance practices.

      We believe investors increasingly favor requiring shareholder approval of poison pills. The Council of Institutional Investors, an organization of over 130 pension funds whose assets exceed $3 trillion, has called for shareholder approval of poison pills. According to the Investor Responsibility Research Center, in 2004 a majority of shareholders voted in favor of redeeming or requiring shareholder approval of poison pills at over three-dozen companies, including Allegheny Energy, FirstEnergy, PG&E, and Sempra Energy.

      We urge stockholders to vote FOR this resolution.”

COMPANY’S RESPONSE

YOUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER

SHAREHOLDERS SHOULD VOTE FOR OR AGAINST THE FOREGOING RESOLUTION.

      After carefully considering the arguments for and against adopting a shareholder rights plan, your Board of Directors adopted the Rights Agreement (the “Shareholder Rights Plan”) on May 1, 1996, in order to protect the Company’s shareholders in the event the Corporation is confronted with an inadequate offer or with coercive or unfair takeover tactics. (The proponent refers to it as a “poison pill.”) Plans similar to the Company’s Shareholder Rights Plan have been adopted by more than 2,000 U.S. corporations, including about half of the Fortune 500 companies and a significant number of publicly traded utilities.

      In recent years, as the proponent indicates, shareholder rights plans have come to be regarded as “anti-takeover” measures that are not favorable to investors. Your Board continues to believe there are pros and cons to having a shareholder rights plan. The proponent, in its supporting statement, has outlined the arguments in favor of redeeming the shareholder rights plan. The information below is designed to provide you with the arguments in favor of retaining the shareholder rights plan. Your Board would like to know the shareholders’ views on this issue.

      The Shareholder Rights Plan is designed to safeguard shareholders from abusive tactics that have been used by certain bidders against other companies and that the Board of Directors believes are not in the best interest of the Company’s shareholders. These tactics may unfairly pressure shareholders, squeeze them out of their investment without giving them any real choice, and deprive them of the full value of their shares. The Shareholder Rights plan is intended to give the Board of Directors negotiating leverage in such situations, and help protect the interests of all shareholders.

      The Board of Directors owes a fiduciary duty to the shareholders of the Company. Despite the presence of the Shareholder Rights Plan, this duty requires that the Board evaluate the merits of every acquisition proposal and seek to ensure that any proposed business combination or acquisition maximizes shareholder value. The Shareholder Rights Plan provides the means for the Board to fulfill its fiduciary duty by encouraging a bidder to negotiate with the Board and management and by giving the Board a greater amount of time to carefully and thoroughly evaluate an acquisition proposal. The Shareholder Rights Plan is not intended to, and will not, prevent any takeover proposal that the Board of Directors believes is in the best interests of the Company and its shareholders.

      Several studies have shown that companies with shareholder rights plans have received higher premiums than companies without shareholder rights plans. A 2001 study published by J.P. Morgan examined takeover data from 1997 through 2000 where the purchase price exceeded $1 billion, and found that the median takeover premium for companies with shareholder rights plans was 35.9 percent as compared to 31.9 percent for companies without shareholder rights plans. A 1997 study prepared by the nationally recognized proxy solicitation and investor relations firm, Georgeson & Company, Inc. (Georgeson), examined 319 takeover transactions over $250 million between 1992 and 1997, and found that the premiums paid to acquire companies with shareholder rights plans in place at least six months prior to the first bid were on average eight percentage points higher than premiums for companies without shareholder rights plans. The Georgeson study also found that the presence of a shareholder rights plan did not reduce the likelihood of a company becoming a takeover target or increase the likelihood of defeat of an unsolicited takeover proposal.

      As indicated above, your Board of Directors recognizes the advantages and disadvantages of a shareholder rights plan, and would like to know the shareholders’ position on this proposal.

IN LIGHT OF THE FOREGOING, THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD VOTE FOR OR AGAINST THIS PROPOSAL.

      Your appointed proxies will not vote your shares on the proposal unless you provide voting instructions.

      The affirmative vote of a majority of shares of common stock present in person or by proxy is required to adopt this proposal. Broker non-votes will not be treated as present for purposes of this proposal and will not be counted for or against the proposal. Abstentions will have the effect of a vote against this proposal.

Other Matters

      Management does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of the persons named in the accompanying proxy to vote said proxy in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, as well as persons who are beneficial owners of more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange, and to furnish the Company with copies of these forms. To the Company’s knowledge, based solely on its review of the Forms 3, 4 and 5 submitted to the Company, the Company believes that all officers and directors of the Company complied with all filing requirements imposed by Section 16(a) of the Exchange Act during fiscal year 2004. Currently, there are no persons who hold more than 10 percent of the common stock of the Company.

Shareholder Proposals

      Any proposal by a shareholder that is intended to be presented for action at the 2006 Annual Meeting of Shareholders of the Company must be received by the Company by September 9, 2005, to be considered for inclusion in the proxy statement and form of proxy relating to such meeting. Under the Company’s By-Laws, a shareholder’s proposal to be presented for action at the 2006 Annual Meeting of Shareholders must be received by the Company no later than the tenth day after notice of that meeting is mailed to shareholders.

PETER KAUFFMAN
Secretary

January 7, 2005

APPENDIX A

PEOPLES ENERGY CORPORATION

CATEGORICAL STANDARDS FOR DIRECTOR INDEPENDENCE

I.	Introduction

      A director of Peoples Energy Corporation (“Peoples Energy”) who meets all of the following Categorical Standards for Director Independence will be considered independent. In addition, a director who is a member of Peoples Energy’s Audit Committee must meet the heightened criteria set forth below in Section IV to be considered independent for the purposes of membership on the Audit Committee. These categorical standards may be amended from time to time by Peoples Energy’s Board of Directors.

      Directors who do not meet these categorical standards for independence can also make valuable contributions to Peoples Energy and its Board of Directors by reason of their knowledge and experience.

      In addition, if a director meets the standards set forth below, a director will not be considered independent unless the Board of Directors of Peoples Energy affirmatively determines that the director has no material relationship with Peoples Energy (either directly or as a partner, shareholder or officer of an organization that has a relationship with Peoples Energy). In making its determination, the Board of Directors shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

II.	Definitions

      An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When considering the application of the three year period referred to in each of paragraphs III.1 through III.5 below, Peoples Energy need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

      The “Company” includes any subsidiary in a consolidated group with Peoples Energy.

III.	Standards for Directors

      The following standards have been established to determine whether a director of Peoples Energy is independent:

1. A director who is, or has been within the last three years, an employee of Peoples Energy, or an immediate family member who is, or has been within the last three years, an executive officer of Peoples Energy, is not independent. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

2. A director who has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $100,000 in direct compensation from Peoples Energy, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent. Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of Peoples Energy (other than an executive officer) need not be considered in determining independence under this test.

3. None of the following persons qualify as independent: (A) A director or an immediate family member who is a current partner of a firm that is Peoples Energy’s internal or external auditor or a director who is a current employee of such a firm; (B) a director who has an immediate family member

A-1

who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (C) a director or immediate family member who was, within the last three years (but is no longer), a partner or employee of such a firm and personally worked on Peoples Energy’s audit within that time.

4. A director or an immediate family member who is or has been within the last three years, employed as an executive officer of another company where any of Peoples Energy’s present executive officers at the same time serves or served on that company’s compensation committee is not independent.

5. A director who is a current employee, or whose immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Peoples Energy for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not independent.*

IV.	Standards for Audit Committee Members

      In addition to satisfying the criteria set forth in Section III above, directors who are members of Peoples Energy’s Audit Committee will not be considered independent for purposes of membership on the Audit Committee unless they satisfy the following criteria:

1. A director who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Peoples Energy or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Peoples Energy (provided that such compensation is not contingent in any way on continued service).

2. A director, who is a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors, or any other Board committee, be an affiliated person of Peoples Energy or any subsidiary thereof.

3. If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on Peoples Energy’s Audit Committee.

Approved: December 3, 2004

* In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year of such other company. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax-exempt organizations shall not be considered “payments” for purposes of this test; provided, however; that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax-exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax-exempt organization’s consolidated gross revenues.

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APPENDIX B

PEOPLES ENERGY CORPORATION

GUIDELINES FOR
MEMBERSHIP ON THE BOARD OF DIRECTORS
April 2, 2003

GUIDELINES FOR

MEMBERSHIP ON THE BOARD OF DIRECTORS

      These Guidelines set forth the policies of the Board of Directors of Peoples Energy Corporation (the “Company”) regarding membership on the Board of Directors. These Guidelines are only guidelines and may be waived by the Board or the Nominating-Governance Committee or changed by the Board as it deems appropriate.

1.	Criteria for Selection

      In seeking individuals to fill director vacancies on the Company’s Board of Directors, the Nominating-Governance Committee will strive to:

A) Recommend candidates for director positions who:

i)	Have demonstrated leadership, as well as significant years of service, in an area of endeavor such as business, law, public service, banking or academia;

ii)	Have a background that serves the Board’s interest in a membership comprised of individuals with varied occupational experience and perspective;

iii)	Have sufficient time to devote to Company business;

iv)	Possess a strong educational background or equivalent life experience;

v)	Exhibit strong evidence of honesty and sound business judgement;

vi)	Have a history of community involvement and civic-mindedness;

vii)	Are not engaged in any activity adverse to, or do not serve on the board of another company whose interests are adverse to, or in conflict with the Company’s interests;

viii)	Possess the ability to oversee, as a director, the business and affairs of the Company for the benefit of the Company’s shareholders while keeping in perspective the interests of the Company’s customers, employees and the general public.

B)	Maintain a Board that reflects demographic diversity.

2.	Age

      The Board will not nominate any person to serve as a director who has attained the age of 70.

      With respect to a director who is or has been an officer of the Company or one of its subsidiaries, the Board will not nominate such person to serve as a director after such person either attains the age of 65 or resigns as an officer.

3.     Significant Change in Occupation or Employment

      Any non-employee director who has a significant change in occupation or retires from his or her principal employment or position will promptly notify the Nominating-Governance Committee of such change. After receiving such a notice, the Nominating-Governance Committee will determine whether it is in the best interests of the Company to nominate such person as a candidate to serve another term as a director of the Company following expiration of the director’s current term.

4.	Procedure for Addressing Concern Over a Director’s Performance or Potential Conflict of Interest

      If any Board member has reason to believe that a director is no longer qualified to fulfill his or her duties as a director based on performance, attendance or a potential conflict of interest, the concern should be reported to the Chairman of the Nominating-Governance Committee. The Chairman of the Nominating-Governance Committee, in consultation with the Lead Director and the Chairman of the Board, will determine whether, to what extent and in what manner such concerns should be investigated. After such

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investigation, the Chairman of the Nominating-Governance Committee should report any findings to the members of the Nominating-Governance Committee who are not the director whose performance is in question (“Disinterested Committee Members”). If the Disinterested Committee Members conclude that the director is not fulfilling his or her duties, they will determine what actions should be taken. Such actions may include, without limitation, the Lead Director or another Board member discussing the situation with the director in question, identifying what steps are required to improve performance, or, in an extreme case, requesting that the director resign from the Board.

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APPENDIX C

PEOPLES ENERGY CORPORATION

AUDIT COMMITTEE PRE-APPROVAL POLICY

I.	Statement of Principles

      The Audit Committee must pre-approve the audit and non-audit services performed by the Company’s independent auditor to assure that the provision of such services does not impair the auditor’s independence. Before the Company or any of its subsidiaries engage the independent auditor to render a service, the engagement must be either (1) specifically approved by the Audit Committee, or (2) entered into pursuant to this Pre-Approval Policy.

      The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee shall periodically revise the list of pre-approved services based on subsequent determinations.

II.	Delegation

      As set forth in the Charter of the Audit Committee, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee shall not delegate to management the Audit Committee’s responsibilities to pre-approve services performed by the independent auditor.

      To promptly resolve unexpected matters, the Audit Committee hereby delegates to its Chairman the authority to approve additional services to be provided by the independent auditor or increases in fees for services previously approved, provided that, in either case, the additional fees do not exceed $100,000 prior to the next scheduled meeting of the Audit Committee.

III.	Audit Services

      The Audit Committee must specifically approve the terms of the annual audit services engagement. The Audit Committee shall approve, if necessary, any changes in terms, conditions or fees resulting from changes in audit scope, Company structure or other matters.

      In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee may grant annual pre-approval for other audit services that are determined by the Audit Committee not to impair the auditor’s independence.

IV.	Audit-Related Services

      Audit-related services, including internal control-related services, are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or the Company’s internal control over financial reporting and that are traditionally performed by the independent auditor. The Audit Committee may grant pre-approval to those permissible Audit-related services that are determined by the Audit Committee not to impair the auditor’s independence.

V.	Tax Services

      The Audit Committee may grant pre-approval to those permissible Tax services that are determined by the Audit Committee not to impair the auditor’s independence, such as tax compliance, tax planning and tax advice. In addition, the Audit Committee shall scrutinize carefully any transaction initially recommended by the independent auditor.

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VI.	Other Services

      The Audit Committee may grant annual pre-approval to those permissible non-audit services that it believes would not impair the independence of the auditor.

      A list of the SEC’s prohibited non-audit services is attached to this Policy as Exhibit 1. The rules of the SEC and the PCAOB and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII.	Pre-Approval Fee Levels

      The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the auditor’s independence. In the event the Audit Committee has approved an estimated fee for a service, the pre-approval applies to all services described in the approval. However, in the event the invoice in respect of any such service exceeds the estimated amount or range, the Audit Committee or its authorized delegate must approve such excess amount prior to payment of the invoice. Any request to pay invoices in excess of the estimated amounts must include an explanation as to the reason for the overage.

VIII.	Supporting Documentation

      With respect to each proposed pre-approved service, the independent auditor must provide detailed back-up documentation to the Audit Committee regarding the specific services to be provided.

IX.	Procedures

      Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and either of the Chief Financial Officer or Chief Executive Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

      The Company’s management shall inform the Audit Committee of each service performed by the independent auditor pursuant to this Pre-Approval Policy

Approved December 2, 2004

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EXHIBIT 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the audit client’s financial statements. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

PEOPLES ENERGY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Use this number to vote by phone or internet.

1.	Election of Directors:	For	Withhold	All
	01-K.E. Bailey, 02-J.R. Boris, 03-W.J. Brodsky,	All	All	Except		For	Against	Abstain
	04-P. Cafferty, 05-D.S. Ferguson, 06-J.W. Higgins, 07-D.C. Jain, 08-M.E. Lavin, 09-H.J. Livingston, Jr., 10-T.M. Patrick, 11-R.P. Toft and 12-A.R. Velasquez.				2. Approval of shareholder proposal.

The Board of Directors makes no recommendation on the shareholder proposal—Item 2.

(Except Nominee(s) written above)

To vote cumulatively, you should line through the names of the nominees from whom votes are withheld and write “cumulate” or “vote all shares for other nominees” on the proxy card.	THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND WILL NOT BE VOTED WITH RESPECT TO ITEM 2.

The Board of Directors recommends a vote FOR Item 1.

	Dated:	, 2005

Signature(s)

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

PEOPLES ENERGY CORPORATION
PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Peoples Energy Corporation that you are entitled to vote.

After considering the issues described in the proxy statement, please cast your vote in one of the following manners:

Through the internet, access the web site http://www.eproxyvote.com/PGL and follow the instructions.

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

Complete, date, sign, detach and mail the above proxy card and promptly return it in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Central Time, February 24, 2005. You will need the number printed in the box at the top of this proxy card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

A D M I S S I O N	Peoples Energy Corporation Annual Meeting of Shareholders Friday, February 25, 2005. Harris Trust and Savings Bank 8th Floor Auditorium 115 South LaSalle Street Chicago, Illinois	T I C K E T

ENTER AT THE SOUTHEAST CORNER OF MONROE AND LASALLE STREETS

6961—Peoples Energy Corporation

PEOPLES ENERGY CORPORATION

ANNUAL MEETING OF SHAREHOLDERS—FEBRUARY 25, 2005

The undersigned hereby appoints Homer J. Livingston, Jr., Arthur R. Velasquez and Thomas M. Patrick, and each of them, with power of substitution in each, as proxies, with the powers the undersigned would possess if personally present, to vote all of the undersigned’s shares of stock in the company at the Annual Meeting of Shareholders of the company to be held at Harris Trust and Savings Bank, 115 South LaSalle Street, Chicago, Illinois, on February 25, 2005, at 11:00 a.m., and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated January 7, 2005, subject to any directions indicated on the reverse side of this card. If any of the nominees should be unable to serve or for good cause will not serve, which is not anticipated, management reserves discretionary authority to vote for a substitute.

This Proxy is Solicited on Behalf of the Board of Directors of the Company.

IMPORTANT — To be signed and dated on the reverse side.

6961—Peoples Energy Corporation

PEOPLES ENERGY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Use this number to vote by phone or internet.

1.	Election of Directors:	For	Withhold	All
	01-K.E. Bailey, 02-J.R. Boris, 03-W.J. Brodsky,	All	All	Except		For	Against	Abstain
	04-P. Cafferty, 05-D.S. Ferguson, 06-J.W. Higgins, 07-D.C. Jain, 08-M.E. Lavin, 09-H.J. Livingston, Jr., 10-T.M. Patrick, 11-R.P. Toft and 12-A.R. Velasquez.				2. Approval of shareholder proposal.

(Except Nominee(s) written above)	The Board of Directors makes no recommendation on the shareholder proposal—Item 2.

To vote cumulatively, you should line through the names of the nominees from whom votes are withheld and write “cumulate” or “vote all shares for other nominees” on the proxy card.	THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND WILL NOT BE VOTED WITH RESPECT TO ITEM 2.
The Board of Directors recommends a vote FOR Item 1.

	Dated:	, 2005

Signature(s)

NOTE: Please sign exactly as your name(s) appears. For joint accounts, each owner should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

PEOPLES ENERGY CORPORATION
PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Peoples Energy Corporation that you are entitled to vote.

After considering the issues described in the proxy statement, please cast your vote in one of the following manners:

Through the internet, access the web site http://www.eproxyvote.com/PGL and follow the instructions.

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

Complete, date, sign, detach and mail the above proxy card and promptly return it in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Central Time, February 24, 2005. You will need the number printed in the box at the top of this proxy card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.

A D M I S S I O N	Peoples Energy Corporation Annual Meeting of Shareholders Friday, February 25, 2005. Harris Trust and Savings Bank 8th Floor Auditorium 115 South LaSalle Street Chicago, Illinois	T I C K E T

ENTER AT THE SOUTHEAST CORNER OF MONROE AND LASALLE STREETS

6962—Peoples Energy Corporation—ESOP

TO: THE NORTHERN TRUST COMPANY, TRUSTEE OF THE

PEOPLES ENERGY CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST

With respect to whole shares of Peoples Energy Corporation common stock held by the Trustee and attributable to my account to which I am entitled under the terms of the plan to give this direction, you are directed to sign and forward a proxy in the form being solicited on behalf of the Board of Directors to vote at the Annual Meeting of Shareholders on February 25, 2005, and at any adjournment thereof, upon all matters that may properly come before the meeting, including the matters described in the company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated January 7, 2005, subject to any directions indicated on the reverse side.

This card is being solicited on behalf of the Company’s Board of Directors. If no direction is given, the shares will be voted FOR Item 1 and with respect to Item 2, will be voted in the same proportion as shares for which voting directions are received.

***NOTICE TO PARTICIPANTS IN THE PEOPLES ENERGY CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN***

Pursuant to Section 7.08 of the plan you have the right to direct the Trustee how to vote whole shares of Peoples Energy Corporation common stock held by the Trustee and attributable to your account as of December 31, 2004, at the Annual Meeting of Shareholders to be held on February 25, 2005, and at any adjournment thereof. You are encouraged to specify your choices by marking appropriately on the reverse side, but you need not mark a choice if you wish your shares to be voted “for” Item 1. In either case, please be sure to sign on the reverse side. If this card is not returned, the Trustee will vote your shares in the same proportion that shares were voted by participants who returned their cards. For your information, a copy of the Notice of Annual Meeting and Proxy Statement is enclosed.

LASALLE BANK

IMPORTANT — TO BE SIGNED AND DATED ON THE REVERSE SIDE.

6962—Peoples Energy Corporation—ESOP